Exhibit 16.1

September 27, 2017
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of General Motors Company’s Form 8-K dated September 25, 2017, and have the following comments:

1.	We agree with the statements made in the first through fifth paragraphs.

2.	We have no basis on which to agree or disagree with the statements in the sixth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP